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                                                                    Exhibit 23.0


                          Independent Auditors' Consent



The Board of Directors
Roslyn Bancorp, Inc.:

We consent to incorporation by reference in the Registration Statements (Nos.333-41365, 333-72471, 333-56259, 333-49790, 333-49794 and 333-68588) on
Form S-8, (No. 333-67359) on Form S-4 and (No. 333-67282) on Form S-3 of Roslyn Bancorp, Inc. of our report dated January 17, 2002, relating to the consolidated statement of financial condition of Roslyn Bancorp, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report is incorporated by reference in the December 31, 2001 Annual Report on Form 10-K of Roslyn Bancorp, Inc.

/s/ KPMG LLP



Melville, New York
March 14, 2002